                                                                   EXHIBIT 10.16

                                 LEASE AGREEMENT

                                     BETWEEN

                  COUNTY SUPERVISORS ASSOCIATION OF CALIFORNIA,

                                   DBA "CSAC"

                                   AS LANDLORD

                                       AND

                PYRAMID BREWERIES, INC., A WASHINGTON CORPORATION

                                    AS TENANT

                              DATED APRIL 15, 2002

                                 LEASE AGREEMENT

1.       Basic Lease Information.

         1.1  Lease Date:               April 15, 2002.

         1.2  Tenant:                   PYRAMID BREWERIES, INC., a Washington
                                        corporation

         1.3  Address of Tenant:        91 S. Royal Brougham Way
                                        Seattle, Washington 98134
                                        Attention: Chief Financial Officer

         1.4  Landlord:                 COUNTY SUPERVISORS ASSOCIATION OF
                                        CALIFORNIA, dba CSAC

         1.5  Address of                1100 K Street
              Landlord:                 Sacramento, CA 95814
                                        Attention: Steve O'Brien

         1.6  Premises:                 Approximately 9,100 rentable square feet
                                        ("RSF") located on the ground floor and
                                        the mezzanine level of the Building and
                                        shown on the Site Plan attached hereto
                                        as Exhibit B. The Premises are further
                                        described in Section 3 below.

         1.7  Building:                 The building located at 1029 "K" Street,
                                        in the City of Sacramento, Sacramento
                                        County, California, which is situated on the Land.

         1.8  Land:                     The real property more particularly
                                        described on Exhibit A attached hereto
                                        and by this reference incorporated
                                        herewith.

         1.9  Lease Term:               Ten (10) years and eight (8) months
                                        months, commencing on the Commencement
                                        Date (as defined in Section 4.1 below)
                                        and terminating on the last day of the
                                        one hundred twenty eighth (128th)
                                        calendar month thereafter ("the
                                        Termination Date").

         1.10 Base Rent:                See Section 5.1 below.

         1.12 Security Deposit:         Ten Thousand Dollars ($10,000).

         1.13 Rentable Square           Approximately 9,100 RSF.
              Feet in the Premises:

         1.14 Rentable Square Feet      Approximately 29,778_RSF.
              Feet in the Building:

         1.15 Tenant's Propor-          Thirty and 56/100 percent (30.56%).

                                       1-
              tionate Share:

         1.16 Exhibits:

                       Exhibit A:       Legal Description of Land
                       Exhibit B:       Site Plan
                       Exhibit C:       Tenant Improvement/Workletter Agreement
                       Exhibit D:       Tenant's Signage

         The above Basic Lease Information is hereby incorporated into and made a part of the attached Lease. Any reference in the Lease to the above terms shall mean and refer to the information and terms set forth in the above Basic Lease Information. In the event of any conflict between the Basic Lease Information and the terms of the Lease, the terms of the Lease shall control.

         2. Parties. This Lease is made by and between Landlord and Tenant as specified in Article 1. The exhibits as may be referred to herein are attached hereto and incorporated as a part of this Lease.

         3.       Premises.

                  3.1 Lease Grant. Landlord hereby leases the Premises to Tenant and Tenant leases the Premises from Landlord for the term, at the rental, and upon all the conditions set forth herein. The Premises are located in the Building, which is situated on the Land. The Premises shall include (i) the "Primary Premises" on the first floor of the Building consisting of approximately eight thousand (8,000) rentable square feet, and (ii) the "Mezzanine Premises" on the mezzanine level of the Building, consisting of approximately one thousand one hundred (1,100) rentable square feet, for a total of Nine Thousand One Hundred (9,100) rentable square feet. Notwithstanding the rentable areas stated in this Lease, the actual Rentable area of the Premises and the Building shall be calculated by using the method for determining Rentable Area as set forth in the "Standard Method of Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996" published by the Building Owners and Managers Association International, approved June 7, 1996 by American National Standards Institute, Inc. ("BOMA"). Following the completion of the improvements to be made to the Building and the Premises pursuant to this Lease, the actual rentable area of both the Building and the Premises may change. In the event they do change, then Landlord shall recalculate the rentable area of both in accordance with BOMA and adjust Rent, Tenant's Proportionate Share and any other amounts based on the rentable area of the Building or the Premises. If Tenant disputes such calculation and Landlord and Tenant are unable to agree upon such areas within thirty (30) days after Tenant's objection, the matter shall be resolved by arbitration. Landlord also grants Tenant nonexclusive rights to the use of all Common Areas located from time to time in the Building and on the Land, and the benefit of all other easements, rights, and provisions of any covenants and restrictions pertaining to the Building or the Land, subject to reasonable rules and regulations promulgated by Landlord from time to time.

                  3.2 Mezzanine Expansion. Tenant shall have the right, at its sole expense and

                                       2-
risk, to seek approval from the City of Sacramento and all other governmental authorities having or asserting jurisdiction over the project (the "Governmental Authorities") to expand the mezzanine portion of the Premises for additional facilities for the Premises (the "Mezzanine Expansion"). Once approval has been obtained (and written evidence of such approval supplied to Landlord), Tenant may install the Mezzanine Expansion in a good and workmanlike manner, and in compliance with the approved plans and specifications and with all zoning, building, and safety codes, ordinances, standards, regulations and requirements of the Governmental Authorities. Tenant shall be solely responsible for the adequacy and safety of the installation, operation, maintenance or repair of Mezzanine Expansion should Landlord request such upon termination of this Lease. Tenant shall be solely liable for any damages or injury arising out of such installation, operation, maintenance or repair, including without limitation, any damage to the Building, except to the extent due to the negligence or willful misconduct of Landlord. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Building caused by such installation, operation, maintenance or repair, Landlord shall review and approve the proposed Mezzanine Expansion, and shall inspect the installation and operation of the Mezzanine Expansion once approval is granted. Tenant covenants and agrees that the design, size, location and configuration of the Mezzanine Expansion shall be at all times during the Lease Term (i) reasonably acceptable to Landlord (evidenced by Landlord's written statement of approval, not to be unreasonably withheld or delayed); and (ii) in accordance with all applicable governmental restrictions and all other covenants, conditions and restrictions applicable to the project. Tenant acknowledges and agrees that Landlord is relying on the foregoing covenant and but for such covenant, Landlord would not have agreed to such Mezzanine Expansion. Landlord and Tenant agree that Tenant shall not be required to pay Base Rent for the Mezzanine Expansion, but the Mezzanine Expansion shall be considered part of the Premises for purposes of determining Tenant's Proportionate Share and all sales from the Mezzanine Expansion, if any, shall be subject to Percentage Rent.

                  3.3 Common Area. "Common Area" shall mean (i) the first floor lobby; (ii) the elevators and elevator lobbies, and any other areas of the Building which area is considered "Common Area" pursuant to BOMA.

                  3.4 Outdoor Dining Facilities. Tenant shall have the right, at its sole expense and risk, to seek approval from the City of Sacramento and all other governmental authorities having or asserting jurisdiction over the project (the "Governmental Authorities") to utilize the sidewalk on 11th and K Streets immediately outside the Premises for additional facilities for the Premises (the "Outdoor Dining Facilities"). Once approval has been obtained (and written evidence of such approval supplied to Landlord), Tenant may install the Outdoor Dining Facilities in a good and workmanlike manner, and in compliance with the approved plans and specifications and with all zoning, building, and safety codes, ordinances, standards, regulations and requirements of the Governmental Authorities. Tenant shall be solely responsible for the adequacy and safety of the installation, operation, maintenance and repair of Tenant's Outdoor Dining Facilities. Tenant shall be solely liable for any damages or injury arising out of such installation, operation, maintenance or repair, including without limitation, any damage to the Project, except to the extent due to the negligence or willful misconduct of Landlord. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Building caused by such installation, operation, maintenance, repair or removal, Landlord shall review and approve the proposed Outdoor Dining Facilities, and shall inspect the installation and operation of the

                                       3-

Outdoor Dining Facilities once approval is granted. Tenant covenants and agrees that the design, size, location and configuration of the Outdoor Dining Facilities shall be at all times during the Lease Term (i) reasonably acceptable to Landlord (evidenced by Landlord's written statement of approval); and (ii) in accordance with all applicable governmental restrictions and all other covenants, conditions and restrictions applicable to the project. Tenant acknowledges and agrees that Landlord is relying on the foregoing covenant and but for such covenant, Landlord would not have agreed to such Outdoor Dining Area. Landlord and Tenant agree that Tenant shall not be required to pay Base Rent or Operating Costs for the Outdoor Dining Facilities, but all sales from the Outdoor Dining Facilities shall be subject to Percentage Rent.

                  3.5 Employee Restroom And Dress Area. Landlord agrees to provide Tenant with an area on the west elevation of the mezzanine level of the Building for use as an employee restroom and changing and break area. Tenant shall accept such space in its current, as-is condition, and all costs of improving such space shall be borne by Tenant. Landlord and Tenant agree that Tenant shall not be required to pay Base Rent for such mezzanine area, but such mezzanine area shall be considered part of the Premises for purposes of determining Tenant's Proportionate Share. Tenant agrees that no customers shall be allowed in said area.

                  3.6 Insurance, Taxes And Maintenance. Notwithstanding the foregoing, Tenant shall be responsible for all liability and property insurance, repairs, remodeling, renovation, restoration and all taxes (real and personal) required and/or assessed for the use and operation of the Mezzanine Expansion Area, Outdoor Dining Facilities and the Employee Restroom and Dress area. All limits of insurance to be required to be carried by Tenant shall be reviewed on a frequent basis for the purpose of increasing the limits on a prudent basis from time to time based on recommendations from industry experts.

                  3.7 Landlord Representations. Landlord represents and warrants to Tenant that (i) fee title to the Land, Building and Premises is vested in Landlord, and, as of the date of this Lease, is subject to no defects or encumbrances; (ii) Landlord has the authority to enter into this Lease and its execution and delivery by Landlord has been duly authorized; (iii) the Building and all Common Areas therein (including Building electrical, HVAC, mechanical, plumbing, and fire/life safety systems in the Building, Common Areas and Premises) shall at all times meet all current laws, codes, and ordinances, including use as a public accommodation as defined in the Americans With Disabilities Act; (iv) the Building and Premises comply with all covenants, conditions, restrictions and encumbrances, underwriter's requirements, and all applicable rules, regulations, statutes, ordinances, laws and building codes;
(v) all electrical, plumbing, heating, ventilating, air conditioning ("HVAC"), lighting, fire protection, mechanical and similar building service systems are in reasonably good working order and condition; (vi) there are currently no local improvement districts, special assessments, or state or local impact fees which are assessed against, encumber or affect the Land, and, to Landlord's knowledge, none of the foregoing are pending or threatened, and there are no agreements relating to any such improvement districts, special assessments or state or local impact fees to which Landlord, or any affiliate or predecessor of Landlord is a party; and (vii) the Premises, Building and Land are free of the presence of any hazardous substances (including without limitation asbestos or asbestos containing materials). Landlord shall be responsible for removing any hazardous materials on the Land or in the Building and shall indemnify, defend and hold Tenant harmless from and against any loss or

                                       4-
damage arising out of or relating to any hazardous materials on the Land or in the Building except those brought thereon by Tenant or its agents, employees or contractors.

                  3.8 Tenant Improvements. Landlord shall deliver the Premises to Tenant in the condition described on Exhibit C attached hereto, with the work described thereon completed. Further improvements to the Premises (the "Tenant Improvements") shall be constructed by Tenant as further described on Exhibit C. Plans and specifications for such tenant improvements, and the contractors and subcontractors utilized by Tenant for such tenant improvements, shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld. Upon expiration or sooner termination of this Lease, all improvements and additions to the Premises, except Tenant's trade fixtures, shall be deemed the property of Landlord.

         4.       Term.

                  4.1 Term. The term of this Lease shall be for the period which commences on the date Landlord delivers the Premises to Tenant with all of Landlord's Work (as defined on Exhibit C) substantially completed (the "Commencement Date") and ends on the Termination Date unless sooner terminated pursuant to any provision hereof. Notwithstanding the Commencement Date, Rent shall not commence until the Rent Commencement Date, as defined in Section 5.1 below.

                  4.2 Delivery Date; Delay in Commencement. Landlord warrants that the Premises are currently vacant. If Tenant occupies the Premises prior to the Commencement Date, such occupancy shall be subject to all provisions hereof except the obligation to pay Rent, but such occupancy shall not advance the Termination Date. Before the Commencement Date, the parties shall inspect the Premises, have all Building systems demonstrated, and prepare a punchlist of incomplete or faulty items of construction or mechanical installation, necessary mechanical adjustments, and finish work. Punchlist items that Landlord is required to complete shall be completed not later than thirty
(30) days after the Commencement Date. Notwithstanding anything to the contrary contained in this Lease, if the Commencement Date has not occurred by August 1, 2002 (provided such date shall be extended for delays due to causes outside of the reasonable control of Landlord and delays caused by Tenant) Tenant may elect to terminate this Lease by delivering written notice to Landlord, in which event the Security Deposit shall be immediately returned to Tenant.

                  4.3 Tenant's Options to Extend. Provided Tenant is not in default under this Lease beyond any applicable notice and cure period at the time Tenant delivers notice of its intention to extend, Tenant shall have the right to extend the term of this Lease for two (2) periods of five (5) years each (each of which, an "Extension Term"). Tenant may exercise an extension option by delivering to Landlord notice of Tenant's intention to exercise such option no later than the date six (6) months prior to the expiration of the then-existing term of this Lease. Each such Extension Term shall be on all of the terms and conditions contained in this Lease, except that Base Rent shall be adjusted as set forth in Section 5.2.

                  4.4 Landlord's Right to Terminate. Notwithstanding anything to the contrary contained in this Lease, Landlord shall be entitled to terminate this Lease upon written notice to

                                       5-

Tenant if (i) Landlord reasonably determines that the cost of completing Landlord's Work will exceed Seven Hundred Fifty Thousand Dollars ($750,000);
(ii) Landlord demonstrates to Tenant's reasonable satisfaction the basis for such determination, including providing Tenant with copies of bids or estimates for such work from reputable third party contractors; and (iii) Landlord delivers written notice of such election to terminate to Tenant no later than the date sixty (60) days after Landlord has obtained approval from the City of Sacramento to perform Landlord's Work, provided Landlord shall apply for such permit within thirty (30) days after the date this Lease is fully executed and shall thereafter diligently pursue issuance of such approvals. Upon such termination, the Security Deposit shall be immediately returned to Tenant and the parties shall have no further obligations hereunder.

         5.       Rent.

                  5.1 Base Rent. Commencing on the Rent Commencement Date (as defined below), Tenant shall pay Landlord as Base Rent the amounts set out below in lawful money of the United States of America for each and every month of the Lease payable in advance, without deduction or offset (except as expressly provided in this Lease) on the first day of each month commencing with the Commencement Date. Base Rent for any period during the term hereof which is for less than one month shall be prorated based on the number of days in such month. Base Rent shall be payable to Landlord at the address stated in Article 1 or to such other persons or at such other places as Landlord may designate in writing. Landlord shall establish an account that will permit Tenant to pay Rent through electronic funds transfers. Base Rent and any other amounts payable by Tenant to Landlord hereunder are sometimes hereinafter referred to as "Rent." Notwithstanding anything to the contrary contained in this Lease, Base Rent, Percentage Rent, Operating Costs and all other amounts payable by Tenant under this Lease shall not commence until the earlier of (i) the date five (5) months after Landlord has delivered the Premises to Tenant with all of Landlord's Work substantially completed and Tenant has obtained final approval of Construction Documentation by the City of Sacramento; or (ii) the date Tenant first opens in the Premises for normal business operations. (the "Rent Commencement Date"). The months noted below commence as of the Rent Commencement Date.

                Ground Floor                 Mezzanine
                ------------                 ---------
Months       8,000 square feet           1,100 square feet           Total
------       -----------------           -----------------           -----
1-6          $1.50 = $12,000.00          $1.50 = $1,650.00         $13,650.00

7-12         $1.75 = $14,000.00          $1.50 = $1,650.00         $15,650.00

13-36        $2.00 = $16,000.00          $1.50 = $1,650.00         $17,650.00

37-60 Base Rent payable immediately prior to such period, increased by the increase in the CPI (defined below) over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

61-84        Base Rent payable immediately prior to such period,

                                       6-

             increased by the increase in the CPI over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

85-108 Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

109-120 Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

                  5.2 Extension Term Base Rent. In the event one or both of the Extension Terms described in Section 4.3 above exercised, then the Base Rental shall be adjusted as follows:

Months
------
121-144      Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 12 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

145-168 Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

169-180 Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

181-204 Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 12 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

205-228 Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

                                       7-

229-240 Base Rent payable immediately prior to such period, increased by the increase in the CPI over the prior 24 months, with any such adjustment to be not less than 1.5% and not more than 3.5%.

         As used herein, "CPI" shall mean the Consumer Price Index in the column for "All items" in the table entitled "Consumer Price Index for All Urban Consumers, San Francisco-Oakland-San Jose Metropolitan Area (1982-84 = 100)", published by the Bureau of Labor Statistics of the United States Department of Labor. If the Bureau of Labor Statistics changes the base period (now 1982-84 =100), or the composition of the CPI, the new index numbers shall be substituted for the old index numbers in making the above computations. If the CPI is discontinued, the parties shall accept comparable statistics on the purchasing power of the consumer dollar, as published, at the time of such discontinuation, by a responsible financial periodical of recognized authority, to be chosen by Landlord and reasonably acceptable to Tenant. All determinations of the CPI shall be based upon the CPI figure most recently released as of the date such determination is being made.

                  5.3 Percentage Rent. In addition to the Base Rent, Tenant shall pay to Landlord, throughout the Lease Term and at all times in the manner hereinafter set forth without demand, notice, setoff or deduction, percentage rent (the "Percentage Rent") in the amount set forth below. Percentage Rent shall be due and payable quarterly, but shall be calculated on an annualized basis and reconciled each calendar quarter on a year-to-date basis. Not later than the twentieth (20th) day of the first calendar month following the end of each Percentage Rent Quarter (as hereinafter defined) Tenant shall deliver to Landlord a written statement in form and detail reasonably acceptable to Landlord, showing month by month the Gross Sales (hereinafter defined) for the preceding Percentage Rent Quarter (the "Percentage Rent Report"). Such Percentage Rent Report shall be certified to be correct in all material respects in the best information and belief of an authorized officer of Tenant. If aggregate Quarterly Gross Sales (as hereinafter defined) for such Percentage Rent Quarter and any previous Percentage Rent Quarter in that calendar year exceed the aggregate Percentage Rent Base (hereinafter defined) for such year to date, then such Percentage Rent Report shall be accompanied by payment to Landlord of that sum which is equal to the Percentage Rent Multiplier (defined below) times the difference between Percentage Rent Base and the Quarterly Gross Sales. If Tenant has overpaid Percentage Rent based on such year-to-date reconciliation, Landlord shall refund such overpayment to Tenant within ten (10) days after Landlord's receipt of such Percentage Rent Report. A final reconciliation shall be calculated after the final Percentage Rent Quarter of each calendar year, with Percentage Rent being determined on an annualized basis over the entire calendar year, and any payment being made by Landlord or Tenant, as appropriate, to the other within ten (10) days after such determination. As used herein, the term "Gross Sales" shall mean the total of any and all charges for all purchases (whether for cash or credit) of any and all food and beverage items, and any and all goods, wares or merchandise, including any amounts or payments (whether cash or credit) for any vending machines, pay phones, etc. to the extent of the amount paid to Tenant as consideration for such service (as opposed to the absolute amount of merchandise and cash attributable to such merchandise; for example, the amount of cash distributed from an ATM machine would not be included but the amount of rental paid to Tenant for such machine would be included), and any fees (whether cash or credit) rentals or reimbursements for any private

                                       8-
parties in the Leased Premises or catering from the Leased Premises; income, interest and other monies directly or indirectly received by or on behalf of or credited to Tenant from any source whatsoever with respect to Tenant's leasehold interest in, use, operation or leasing of the Leased Premises; provided, however, that the following items shall not be considered a part of Gross Sales:
(a) sales of fixtures, equipment or property which are stock-in-trade, including proceeds of a bulk sale of Tenant's business (so long as the same is a permitted transfer approved by Landlord in accordance with the terms and conditions of this Lease); (b) transfers of merchandise to other restaurants affiliated with Tenant (so long as the same are of a routine nature and are not for a substantial portion of the merchandise assets of Tenant's business or otherwise in connection with any reorganization, insolvency, bankruptcy, receivership, dissolution, liquidation, or similar proceedings, federal or state, voluntary or involuntary, under any present or future law or act); (c) bad debts, returns of merchandise, charitable donations, discounts and/or free meals, employee meals, refunds and promotional meals (so long as the same are in the ordinary course of business); and (d) credit card fees and any amount of any city, county, state or federal sales, luxury, excise or other tax on sales which is both added to the selling price (or absorbed therein) and paid to the taxing authority by Tenant. All rentals, sums or other considerations which are to be included in the Gross Sales shall be computed on a cash accounting basis and shall include for each year all amounts actually received in such year whether or not such amounts are attributable to a change arising in such year or in prior or subsequent years. In no event shall any amounts received by Tenant be counted more than once. As used herein, the term "Percentage Rent Quarter" shall mean (i) for the first quarter, that period commencing on the Lease Commencement Date and ending on December 31, 2002; (ii) thereafter, each consecutive three (3) month period coinciding with the calendar year quarters and continuing throughout the entire Lease Term; and (iii) for the last quarter, that period commencing on the next day following the end of the last full three month Percentage Rent Quarter and ending on the Termination Date. For the purpose of delivering the Percentage Rent Report and accompanying payment of Percentage Rent as contemplated herein, the twentieth (20th) day of the first calendar month following each Percentage Rent Quarter shall mean each April 20, July 20, October 20 and January 20, for the immediately preceding Percentage Rent Quarter, respectively. For the purpose of computing the Percentage Rent due for the first and last Percentage Rent Quarters, the Percentage Rent Base shall be prorated in the same ratio as the number of days in such period bears to the number of days that would have elapsed should such period have been a full calendar year quarter. As used herein, the term "Quarterly Gross Sales" shall mean the sum total of all Gross Sales for a given Percentage Rent Quarter. As used herein, the term "Percentage Rent Base" shall mean the sum total of all Base Rent due and payable during a given Percentage Rent Quarter, divided by the Percentage Rent Multiplier for such quarter. As used herein, the term "Percentage Rent Multiplier" shall mean six and twenty-five hundredths percent (6.25%).

                  5.4 Landlord's Right to Audit. Tenant shall maintain all books and records documenting Gross Sales and the calculation of Percentage Rent in accordance with generally accepted accounting principles for a period of not less than three years. As a bona fide reporting of Tenant's Gross Sales is essential to Landlord, then, in addition to its rights specified in this Lease, Landlord shall have the right, no more than once each year of the Lease Term, to arrange a time, during regular business hours (within thirty (30) days following notice from Landlord), at Tenant's office where Tenant's records are retained, to cause an impartial, reputable certified public

                                       9-
accountant (or other impartial professional auditor or comparable individual or entity whose expertise includes the audit contemplated hereby and whose compensation is not based on the results of such audit) to audit the accounts and records supporting the quarterly statements in question. Tenant's employees shall cooperate with Landlord however reasonably possible, including, without limitation, by providing books and records for on-premises review. In the event such audit discloses any overpayment or underpayment of Percentage Rent, Landlord shall deliver a copy of such report to Tenant, and Landlord shall forthwith pay any overpayment to Tenant, and Tenant shall forthwith pay any underpayment to Landlord, as the case may be. Should Tenant dispute any claim that Tenant has under-reported Gross Sales or has underpaid Percentage Rent, the parties shall meet and confer within a reasonable period of time and attempt to resolve such dispute. Should they be unable to resolve such dispute within a reasonable period of time, then such dispute shall be resolved according to the provision set forth in this Lease. Notwithstanding anything to the contrary contained in this Lease, if any such audit discloses (i) an understatement, by Tenant, in the aggregate, greater than or equal to three percent (3%) of the total Gross Sales for such quarter which should have been payable by Tenant; or
(ii) that Tenant has failed to maintain its accounting records in a manner which the accuracy of Tenant's Gross Sales statement can reasonably be determined, then the cost of such audit shall be borne by Tenant.

                  5.5 Late Charge. In the event any payment of Rent is not paid within five (5) business days after the due date therefor, Tenant shall pay to Landlord a late payment fee equal to ten percent (10%) of the overdue amount to compensate Landlord for the administrative and collection costs incident thereto.

         6. Security Deposit and First Month's Rent. As security for the performance of this Lease by Tenant, Tenant has paid to Landlord the Security Deposit as specified in Section 1.12 hereof, receipt of which is hereby acknowledged. Landlord may apply all or any part of the Security Deposit to the payment of any sum for which Tenant is in default hereunder beyond any applicable notice and cure period. In such event, Tenant shall, within fifteen
(15) days after written demand therefor by Landlord, deposit with Landlord the amount so applied to restore the Security Deposit to its original amount. The amount of the Security Deposit held by Landlord and not applied by Landlord under the provisions of this Section 6 shall be repaid to Tenant within thirty
(30) days after the expiration or sooner termination of this Lease. Landlord shall not be required to keep any Security Deposit separate from its general funds and Tenant shall not be entitled to any interest thereon. Said sum shall be credited by Landlord as first month's Base Rent. Landlord shall notify Tenant of the estimated Operating Costs, as provided for in this Lease, sixty (60) days prior to the Rent Commencement Date for Tenant's payment thereof.

         7.       Insurance, Operating Costs and Taxes.

                  7.1 Tenant's Obligations. Commencing on the Commencement Date, Tenant shall be responsible for Tenant's Proportionate Share of all expenses of operating and maintaining the commercial/retail portions and associated Common Areas of the Building, including but not limited to: (i) real property taxes and assessments which accrue and are payable during the Term and which are allocable to the commercial/retail portion and associated Common Areas of the Building (provided, however, that the term "real property taxes" shall not include any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or

                                      10-
related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it); (ii) HVAC and other utility repair and maintenance costs (but not replacements) for the commercial/retail portions of the Building; (iii) the cost of ordinary, normal repairs and general maintenance and cleaning of the commercial/retail and Common Areas portions of the Building; (iv) the cost of fire, public liability and property damage insurance for the commercial/retail and Common Areas portions of the Building; (v) wages, salaries and other labor costs paid to employees, security and independent contractors actually and reasonably engaged by Landlord to maintain and operate the commercial/retail and Common Areas portions of the Building, but solely to the extent such costs are reasonably expended and are allocable for the normal operation of the commercial/retail and Common Areas portions of the Building and, to the extent Landlord or its employees performs such services or expends such costs, are not in excess of the current market rates for such services; and (vi) all reasonable costs related to the operation and maintenance of the Building, including the cost of utilities and the cost of any equipment used for such maintenance (which cost shall be amortized over the useful life of such equipment). The preceding expenses described in this Section 7.1 are hereinafter referred to as "Operating Costs."

                  7.2 Landlord's Obligations. All other costs of owning, operating and maintaining the Land and the Building shall be paid by Landlord. These shall include, without limitation (and the following costs shall not be included within Operating Costs): (a) costs occasioned by the act, omission or violation of law by Landlord; (b) costs occasioned by casualties of a type that would be covered by an all-risk property insurance policy (including earthquake and flood) or by other insurance carried by Landlord or occasioned by the exercise of the power of eminent domain; (c) costs relating to repairs, alterations, improvements, and equipment which must be capitalized under generally accepted accounting principles, including without limitation capital expenditures and improvements made or to make the Building or Land comply with applicable laws, regulations, or ordinances, including but not limited to the Americans With Disabilities Act (but excluding any improvements required due to Tenant's particular use of the Premises); (d) lease payments and the costs of acquiring machinery and equipment which must be capitalized under generally accepted accounting principles, such as air conditioners, elevators, and the like; (e) costs for which Landlord has a right of reimbursement from others; (f) costs to correct any construction defect in the Premises or the Building, or to comply with any CC&R, underwriter's requirement or law applicable to the Premises or the Building which was in effect as of the Commencement Date: (g) costs of any renovation, improvement, painting or redecorating of any portion of the Land or Building not made available for Tenant's use; (h) fees, commissions, attorneys' fees, auditing fees, brokerage fees or commissions, and other costs incurred in connection with negotiations or disputes with any other current, past, or prospective occupant or tenant of the Land or in preparing, negotiating or enforcing leases or lease-related documents such as guarantees, estoppels, nondisturbance agreements, termination agreements, amendments, subleases, assignments, and the like; (i) costs arising from the violation by Landlord or any occupant of the Land (other than Tenant) of the terms and conditions of any lease or other agreement, and any rental concessions or buyouts or tenant relocations: (j) interest, charges and fees incurred on debt, payment on mortgages and rent under ground leases, and costs expended in connection with any sale, hypothecation, financing, refinancing, or ground lease of the Building or Land or of the Landlord's interest therein; (k) any depreciation for any of the real property associated with the Premises, Building or Land, including any leasehold improvements; any reserves for any purpose, any bad debt, rent loss, or

                                      11-
reserves for bad debt or rent loss; (l) advertising, promotional costs, costs related to artwork, or market study fees; (m) insurance deductibles and co-insurance payments and increases in insurance costs caused by the activities of any other occupant of the Land; (n) costs incurred to remove or remediate any hazardous substances from the Building or Land and any judgments, fines, penalties, or other costs incurred in connection with any hazardous substance exposure or release, except to the extent that the foregoing is caused by the illegal storage, use or disposal of the hazardous substance in question by Tenant; (o) wages, salaries, compensation, and labor burden for any employee not stationed on the Building on a full-time basis or above the level of Landlord's Building manager or any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Building in excess of the management fee which would be charged by an independent professional management service for operation of comparable projects in the vicinity, and Landlord's general overhead or any other expense not directly related to the Building or the Land; (p) management and administrative fees greater than five percent (5%) of the total of Operating Costs; (q) any governmental fines, penalties, or interest imposed on Landlord, and any costs related to public transportation, transit, or vanpool, unless imposed by governmental authority or at the request of Tenant; (r) costs and expenses for which Tenant reimburses Landlord directly or which Tenant pays directly to a third person; (s) costs, expenses, taxes, and insurance allocable or related to portions of the Building and Land which are not designated for commercial use or which are not part of the common use areas; and (t) all costs of maintenance and repair performed by Landlord pursuant to
Section 9.1 below.

                  7.3 Estimate of Operating Costs. On or before the date ten (10) days after the date this Lease is fully executed, with respect to the first year of the term, and on or before January 1 of each year after the year in which the Commencement Date occurs, Landlord shall reasonably estimate the Operating Costs for the following year, per rentable square foot of commercial/retail space in the Building, as determined by dividing Landlord's estimate of Operating Costs by the number of rentable square feet of commercial/retail space in the Building (as specified in Article 1). Commencing on the Commencement Date (provided Landlord has delivered the Premises to Tenant in the condition required herein), and in addition to Tenant's obligations to pay the Base Rent and other sums hereunder, Tenant shall pay to Landlord on each date a payment of Base Rent is due from January through December inclusive, one-twelfth (1/12) of the amount said estimate of per square foot Operating Costs, multiplied times the number of rentable square feet in the Premises (as specified in Article 1).

                  7.4 Reconciliation Statement. Within ninety (90) days after the expiration of each calendar year, Landlord shall furnish Tenant with a statement of the actual Operating Costs of the Building. In the event the sum of the payments made by Tenant during the preceding calendar year pursuant to
Section 7.3 above exceeds the amounts which Tenant would have been obligated to pay if the actual Operating Costs for such year were used in lieu of Landlord's estimates thereof in calculating Tenant's payments under Section 7.3 above, the difference shall be credited by Landlord to Tenant's account against the next payments owed by Tenant under the provisions of this Article 7 or, if the Lease has terminated, the difference shall be paid to Tenant in cash within thirty
(30) days of determination. In the event the sum of payments made by Tenant during the preceding calendar year pursuant to Section 7.3 above is less than the amount which Tenant would have been obligated to pay if the actual Operating Costs for such year were used in lieu of Landlord's estimates thereof, in calculating Tenant's payments under Section 7.3 above, Tenant shall pay the amount of such

                                      12-
difference to Landlord in cash within thirty (30) days after receipt of a demand by Landlord accompanied by a statement of the actual Operating Costs for such year.

                  7.5 Right to Audit. Tenant may audit Landlord's books and records for the two-calendar-year period immediately preceding the last effective calendar day of the written report upon which Tenant's request for an audit is based. Any such audit shall be conducted by an impartial, reputable certified public accountant (or other impartial professional auditor or comparable individual or entity whose expertise includes the audit contemplated hereby and whose compensation is not based on the results of such audit) and completed within sixty (60) days after Tenant's request therefor, and in the event that the results of any such audit disclose an error in Landlord's determination of actual Operating Costs which have been charged to the Premises for the period in question in excess of three percent (3%) in Landlord's favor (i.e., resulting in a payment, credit or reimbursement by Landlord to Tenant) then all costs of the audit shall be borne by Landlord; otherwise, all costs and expenses associated with the audit shall be borne by Tenant. Landlord and Tenant shall cooperate as may be reasonably necessary in order to facilitate the timely completion of any audit. Nothing in this subsection shall in any manner modify Tenant's obligations to make payments as and when provided under this Lease. The results of any such audit shall be kept confidential by Tenant.

         8. Use. The Premises shall be used for a sit-down restaurant and pub and the sale of Tenant's branded merchandise and for no other purpose without the prior written consent of Landlord, such consent not to be unreasonably withheld or delayed. Landlord covenants and agrees that, throughout the term of this Lease, as extended, Landlord shall not permit any party in the Building to operate a sit-down dining facility unless Landlord first obtains the written consent of Tenant. The foregoing shall not prohibit Landlord from leasing space to a tenant whose primary use is the retail sale of non-alcoholic beverages (such as a coffee shop or a juice bar) or that sells food strictly on a carry out basis. Tenant shall remain open for normal business operations until 10:00 PM at least five (5) nights per week, excluding closures due to casualty, refurbishment or other causes outside of the reasonable control of Tenant.

         9.       Maintenance, Repairs and Alterations.

                  9.1 Maintenance and Repair. Landlord shall maintain, repair and replace as necessary the structural and Common Areas portions of the Building in good condition and in compliance with all applicable laws, including without limitation the roof, exterior surfaces of the Building including without limitation the roof surface, foundation, flooring, heating and electrical systems, HVAC and air conditioning systems, plumbing, elevators, escalators, lobbies, stairs, corridors, restrooms, landscaping, parking areas, on- and off-site utilities and improvements necessary for the operation of the retail portions of the Building and Land, and all other Common Areas of the Building and Land. Landlord covenants and agrees that alterations, repairs or additions to the Building or the Premises shall be done with the least amount of interference to Tenant, and, to the extent possible, such work shall be done after Tenant's normal business hours. Landlord shall commence and thereafter diligently proceed to complete any repairs required to be made by Landlord under this Lease within a reasonable time. Subject to and except for the obligations of Landlord pursuant to the terms of this Lease and except for loss or damage by fire, earthquake, act of God or other casualty, Tenant shall keep and maintain the Premises in a clean, sanitary and safe

                                      13-
condition and use the Premises in accordance with all applicable statutes, ordinances and regulations of any governmental body having jurisdiction thereof.

                  9.2 Alterations and Additions. Tenant shall not make any alterations, additions or improvements to the Premises unless it first obtains Landlord's prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may, without Landlord's prior consent, but with prior written notice to Landlord, install alterations, additions, or improvements to the interior or exterior of the Premises costing $50,000 or less in any calendar year, so long as such alterations do not materially affect the Building structure or Building systems. Any such alterations, additions or improvements (excluding the initial improvements to the Premises) shall be installed by Tenant at its sole cost and in compliance with all laws, orders and regulations of any applicable governing body. Tenant shall make no alterations, additions or improvements which constitute a structural change to the Building, or significantly impact the existing HVAC system, electrical service or major plumbing system, without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed. Any structural alterations, additions or improvements made by Tenant shall become the property of Landlord upon the expiration or sooner termination of this Lease. Tenant shall be permitted to remove at Tenant's expense upon the expiration or sooner termination of this Lease any trade fixtures or personal property installed by Tenant, provided that Tenant shall reasonably repair any damage to the Premises occasioned as a result of such removal. Tenant shall remove any such alteration upon the expiration or earlier termination of this Lease if Landlord notifies Tenant in writing, at the time Landlord approves such alteration, that such alteration must be so removed from the Premises. In such event, Tenant shall remove such alteration and repair any damage to the Premises caused by such removal. In no event, however, shall Tenant be required to remove the Mezzanine Expansion.

                  9.3 Exterior Alterations. Tenant may make alterations to the exterior facade of the Premises if Tenant first obtains Landlord's prior written consent, such consent not to be unreasonably withheld or delayed, but which may be subject to applicable laws or codes or the approval of any governing municipality. Such alterations may include, without limitation, painting the exterior facade of the Premises and the remaining portion of the facade of the Building above the Premises, and replacing the awnings outside the Premises. Tenant shall cooperate with Landlord to coordinate any such work so that the same or similar improvements may be made (but shall not be required to be made) by Landlord to the balance of the exterior of the Building. Tenant shall pay the cost, or proportionate cost, of all such improvements made to the exterior facade of the Premises, but Tenant shall have no obligation to pay the cost of such improvements made to the balance of the Building (either directly or as an Operating Cost).

         10.      Insurance; Indemnity.

                  10.1 Liability Insurance Maintained by Landlord. Landlord shall procure and maintain commercial general liability insurance with broad form general liability endorsement covering all claims with respect to injuries or damages to persons or property sustained in, on or about the Building and Land excluding the Premises, the Mezzanine Expansion and the Outdoor Dining Facilities, and the appurtenances thereto, including the sidewalks and alleyways adjacent thereto, with limits of liability no less than Two Million Dollars ($2,000,000) combined single limit

                                      14-
per occurrence and in the aggregate. Such limits may be achieved through the use of umbrella liability insurance otherwise meeting the requirements of this
Section 10.1.

                  10.2 Liability Insurance Maintained by Tenant. Tenant, throughout the Initial Term and the Extension Terms, shall, at its own expense, provide or cause to be provided and kept in force commercial general liability insurance against claims of personal injury or death and property damage caused by an occurrence upon, in or about the Premises, and shall afford protection to the limit of not less than Two Million Dollars ($2,000,000) in respect of personal injury or death to any one person and in respect of injury or death to any number of persons arising out of any one accident, and such insurance against property damage in respect of any instance of property damage. Such limits may be achieved through the use of umbrella liability insurance otherwise meeting the requirements of this Section 10.2. Tenant's policies will be primary as respects Tenant' sole negligence, and contributing with Landlord's insurance in all other respects. Tenant shall deliver to Landlord a certificate of the insurance required to be carried hereunder.

                  10.3 Property Insurance. Landlord will procure and maintain physical damage insurance covering all real and personal property, excluding Tenant's personal property, located on or in, or constituting a part of, the Building in an amount equal to ninety percent (90%) of the replacement value (with a co-insurance waiver) of all such property excluding foundations. Such insurance shall afford coverage for damages resulting from (i) perils covered by what is commonly referred to as "all risk" coverage insurance (but excluding earthquake and flood unless required by Landlord's lender, and then only to the extent obtaining such coverage is commercially reasonable), and (ii) boilers and machinery coverage as appropriate for apparatus located in the Building.

                  10.4 Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against the other, or against the officers, directors, shareholders, partners, joint ventures, employees, agents, customers, invitees or business visitors of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried pursuant to this Lease or any other property insurance actually carried by such party. Landlord and Tenant, from time to time, will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Building or the Premises or the contents of either.

                  10.5 Workers' Compensation. Tenant shall procure and maintain workers' compensation insurance as required by the State of California and in amounts as may be required by applicable statute

         11.      Damage or Destruction.

                  11.1 Damage and Repair. If the Building is damaged by fire or any other cause to such extent that the cost of restoration will equal or exceed thirty five percent (35%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may no later than the sixtieth (60th) day following the damage, give Tenant a notice of election to terminate this Lease. In the event of such election, this Lease shall be deemed to terminate on the date of such damage or destruction. If the cost of restoration shall amount to less than thirty five percent (35%) of said replacement value of the Building, or if Landlord does not

                                      15-
elect to terminate this Lease as permitted in the preceding sentence, Landlord shall promptly restore the Building and the Premises (to the extent of the improvements to the Premises originally provided by Landlord hereunder). Notwithstanding anything to the contrary contained above, if any such repair is reasonably estimated to require more than 120 days to complete, Landlord or Tenant may elect to terminate this Lease by delivering written notice to the other within ninety (90) days after the date of such casualty.

                  11.2 Damage Near End of Term. If the Premises are partially destroyed or damaged during the last eighteen (18) months of the Initial Term or any Extension Term of this Lease, Landlord or Tenant may elect to terminate the Lease as of the date of occurrence of such damage.

                  11.3 Abatement of Rent. If the Premises are partially destroyed or damaged and Landlord or Tenant repairs or restores them pursuant to the provisions of this Article 11, the rent payable hereunder for the period which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant's use of the Premises is thereby impaired.

         12.      Property Taxes.

                  12.1 Real Property Taxes. Subject to Tenant's partial reimbursement obligations pursuant to Article 7, Landlord shall pay real property taxes applicable to the Premises including any Tenant Improvements or other betterments or improvements thereto; provided that any assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges which are allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for the initial development or construction of the Building or Land, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing, shall be the sole responsibility of Landlord and shall not be included in "real property taxes" billed to Tenant pursuant to Article 7.

                  12.2 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises.

         13.      Utilities.

                  13.1 Utilities Provided by Landlord. Landlord shall cause the Premises to have available the following services: telephone, electricity, heating and air conditioning, water, sewer and refuse service, which services and any start-up charges therefor shall be paid for by Tenant.

                  13.2 Interruption. The interruption or curtailment of any service caused by any event beyond Landlord's reasonable control shall not constitute constructive eviction and shall not entitle Tenant to any abatement of rent or any other claim against Landlord, except that if any interruption is caused by the act or omission of Landlord and continues for 48 hours or more, Rent shall thereafter abate to the extent the Premises are unusable for their normal purposes. Nothing

                                      16-
contained herein precludes Tenant from seeking recovery of any and all damages suffered and losses incurred (including but not limited to loss of business) due to an interruption of utilities for a period greater than forty eight (48) hours, if such interruption was caused by the intentional or negligent act or omission of Landlord, its agents, employees, or contractors.

                  13.3 Tenant's Access and Use. Except as otherwise provided in this Lease, Tenant shall have full access and use of the Premises twenty-four hours a day, seven days a week, 52 weeks a year.

         14. Assignment and Subletting. Tenant may not assign or otherwise transfer this Lease or sublease all or any portion of the Premises unless it first obtains Landlord's prior written consent, such consent not to be unreasonably withheld or delayed. Landlord shall respond to any requested assignment or sublease by Tenant within twenty (20) days after Landlord's receipt of Tenant's written request therefor. Notwithstanding anything to the contrary in this Lease, Tenant may, without Landlord's prior written consent, sublet all or portions of the Premises or assign this Lease to: (i) a subsidiary, affiliate, parent or other entity which controls, is controlled by, or is under common control with, Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action; (iii) a purchaser of substantially all of Tenant's assets; or (iv) a joint venture in which Tenant is a general partner. For the purpose of this Lease, sale or transfer of stock of Tenant, Tenant's parent, or such parent's parent, through any public exchange, or redemption or issuance of additional stock of any class shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises. No assignment of this Lease or sublease of all or any portion of the Premises shall relieve Tenant of any liability as Tenant hereunder or change the terms and conditions of this Lease, including but not limited to the use of the Premises permitted hereunder, provided that Landlord shall not unreasonably withhold its approval to any requested change in the permitted use hereunder.

         15.      Defaults; Remedies.

                  15.1 Defaults. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by
Tenant:

                           (a)      The failure by Tenant to make any payment of
rent or any other payment required to be made by Tenant hereunder for five (5) business days after Tenant's receipt of written notice of nonpayment from Landlord.

                           (b)      The failure by Tenant to observe or perform
any of the covenants, conditions or provisions of the Lease to be observed or performed by Tenant, other than described in Section 15.1(a), where such failure shall continue for a period of thirty (30) days after Tenant's receipt of written notice of default from Landlord; provided, however, if more than thirty
(30) days are reasonably required for its cure then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30-day period and thereafter diligently prosecutes such cure to completion.

                           (c)      (i) The making by Tenant of any general
assignment or general arrangement for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have

                                      17-

Tenant adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in the Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days.

                  15.2 Remedies of Landlord. Should Landlord elect to re-enter, as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease or may from time to time, without terminating this Lease, relet said Premises or any part thereof for the account of Tenant for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals payable to Landlord and upon such other terms and conditions as Landlord in the exercise of Landlord's sole discretion may deem advisable with the right to make alterations and repairs to said Premises. Landlord shall have all remedies available to it at law or in equity.

                  15.3 Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. If Landlord fails to cure any such default within the allotted time, Tenant, at its option, with or without further notice or demand of any kind to Landlord or any other person, shall have the right to any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein: (i) to remedy such default or breach and deduct the costs thereof (including but not limited to attorneys fees) from the installments of Rent next falling due; (ii) to pursue the remedy of specific performance; (iii) to seek money damages for loss arising from Landlord's failure to discharge its obligations under this Lease; and (iv) to terminate this Lease. Nothing herein contained shall relieve Landlord from its duty to effect the repair, replacement, correction or maintenance required to restore the affected services or utilities, or to perform of any other obligations to the standard prescribed in this Lease, nor shall this Section be construed to obligate Tenant to undertake any such work. Notwithstanding the foregoing 30-day grace period, Tenant may cure any default without notice where the failure promptly to cure such default would, in the reasonable opinion of Tenant, create or allow to persist an emergency condition or materially and adversely affect the operation of Tenant's business on the Premises.

         16. Signage. Tenant, at its cost, may install or place signs, awnings, and signs, or other advertising materials in or about the Premises or the Building and may remove them provided that Tenant obtains Landlord's consent for exterior signs or pylons, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the exclusive right to place signage on the exterior facade of the Premises and on all portions of the exterior facade of the Building above such areas. Said signs, awnings, and pylon signs shall be in compliance with all applicable laws, regulations and rules; provided that Tenant shall not be required to obtain Landlord's consent for any interior promotional or advertising displays. Tenant acknowledges that

                                      18-
other occupants of the Building may be allowed a share of the permitted exterior signage, and that the total signage allowed for the Building may be restricted by applicable laws or codes, but in no event shall the signage area allocated for Tenant's use be less than the greater of (i) the area of the signage currently on the exterior of the Building; or (ii) seventy percent (70%) of the total signage area permitted for the Building.

         17.      Eminent Domain.

                  17.1 Entire Taking. If all of the Premises or such portions of the Building as may be required for the reasonable use of the Premises are taken by eminent domain, this Lease shall automatically terminate as of the date title vests in the condemning authority. In the event of a taking of a material part of but less than all of the Building, where the remaining portions of the Building cannot be economically and effectively used (whether on account of physical, economic, aesthetic or other reasons) or where the Building would be restored in such a way as to materially alter the Premises, Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.

                  17.2 Partial Taking. Subject to the provisions of the preceding Section 17.1, in case of taking of a part of the Premises, or a portion of the Building not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such Rent reduction to be effective as of the date title to such portion vests in the condemning authority. If a portion of the Premises shall be so taken which renders the remainder of the Premises unsuitable for continued occupancy by Tenant under this Lease, Tenant may terminate this Lease by written notice to Landlord no later than sixty (60) days after the date of such taking and the term of this Lease shall expire upon such date as Tenant shall specify in such notice not later than sixty (60) days after the date of such notice.

                  17.3 Awards and Damages. Landlord reserves all rights to damages to the Premises for any partial, constructive, or entire taking by eminent domain, and Tenant hereby assigns to Landlord any right Tenant may have to such damages or award. Tenant shall make no claim against Landlord or the condemning authority for damages for termination of the leasehold interest or interference with Tenant's business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be put for Tenant's moving expenses, business interruption or taking of Tenant's personal property and leasehold improvements paid for by Tenant (not including Tenant's leasehold interest) provided that such damages may be claimed only if they are awarded separately in the eminent domain proceedings and not out of or as part of the damages recoverable by Landlord.

         18.      General Provisions.

                  18.1 Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

                                      19-

                  18.2 Time of Essence. Time is of the essence to the performance of all of Tenant's obligations hereunder.

                  18.3 Captions. Article and Section captions are not part hereof.

                  18.4 Incorporation of Prior Agreements; Amendments. This Lease contains the final and complete expression of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

                  18.5 Notices. Any notice required or permitted to be given hereunder shall be in writing and may be served personally or by certified mail, return receipt requested, addressed to Landlord and Tenant respectively at the time of the notification.

                  18.6 Recording. This Lease shall not be recorded. Either party shall, upon request of the other, execute, acknowledge, and deliver to the other a "short form" memorandum of this Lease for recording purposes.

                  18.7 Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration of the term hereof without the express written consent of Landlord, such occupancy shall be a tenancy from month-to-month at a rental in the amount equal to the last monthly rental plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy; provided, however, this clause does not convey any right to the Tenant to holdover.

                  18.8 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive, but shall, where ever possible, be cumulative with all other remedies at law or in equity.

                  18.9 Binding Effect: Choice of Law. Subject to any provisions hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Premises are located.

                  18.10 Attorneys' Fees. If either party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to his reasonable attorney's fees to be paid by the losing party as fixed by the court. Landlord and Tenant each hereby waives its right to a jury trial.

                  18.11 Commissions. Except for any commissions owing to Properties Unlimited Commercial Real Estate, all of which shall be paid by Landlord, Landlord and Tenant each warrant and represent to the other that no real estate brokerage commissions or fees of any kind or type are or will be payable by such other party as a result of the transaction herein provided for, or, if any such commissions or fees are payable (other than as provided above), the warranting party shall pay the same and hereby indemnifies such other party of, from and against any and all claims for any real estate brokerage commissions or fees which may arise as a result of any acts of the warranting

                                      20-
party.

                  18.12 Existing Encumbrances and Ground Leases. If Landlord's interest in the Building or Land is encumbered as of the date of mutual execution hereof by any financial encumbrances or is a lessee's interest in one or more ground leases, then Landlord shall, within thirty (30) days after mutual execution hereof, provide to Tenant an executed nondisturbance or recognition agreement in form reasonably satisfactory to Tenant from each holder or ground lessor thereof. If Landlord's interest in the Building or Land is a lessee's interest in a ground lease, Landlord warrants that nothing in the ground lease prevents Landlord from performing its obligations or assuming liabilities as set forth in this Lease, and covenants to take no action or fail to take any required action, under the terms of such ground lease that would disturb Tenant's possession of the Premises or impair its rights under this Lease, and Landlord warrants the term of any such ground lease permits a minimum occupancy period for Landlord for no less than the Initial Term of this Lease. This Lease shall be subordinate to any first mortgage or deed of trust now existing or hereafter placed upon the Land, the Building or the Premises (and any other mortgage or deed of trust upon the written election of Landlord), created by or at the instance of Landlord, and to any and all advances to be made thereunder, and to interest thereon and all modifications, renewals and replacements or extensions thereof ("Landlord's Mortgage"). Upon request, Tenant shall attorn to the holder of any Landlord's Mortgage or any person or persons purchasing or otherwise acquiring the Land, Building or Premises at any sale or other proceeding under any Landlord's Mortgage. Tenant shall properly execute, acknowledge and deliver documents which the holder of any Landlord's Mortgage may require to effectuate the provisions of this Section 18.12, provided such documents shall contain a provision whereby the holder of any Landlord's Mortgage agrees not to disturb Tenant's possession of the Premises so long as Tenant is not in default under this Lease beyond any applicable notice and cure period.

                  18.13 Quiet Enjoyment. Landlord covenants and agrees that, so long as this Lease is in full force and effect, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term (as may be extended) of this Lease without disturbance by Landlord or by any person having an interest in the Premises paramount to Landlord's interest or by any person claiming through or under Landlord. The foregoing express covenant shall be in addition to and not in derogation of any implied or other rights of quiet enjoyment Tenant may have under applicable law.

                  18.14 Estoppel Certificates. Tenant shall, from time to time, upon written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: The date this Lease was executed and the date it expires; the date the term commenced and the date Tenant accepted the Premises; the amount of minimum monthly Rent and the date to which such Rent has been paid; and certifying to the extent true: That this Lease is in full force and effect; that all conditions under this Lease to be performed by the Landlord have been satisfied; that there are no claims, defenses or off-sets which the Tenant has against the enforcement of this Lease; that no Rent has been paid more than one month in advance; and such other matters as Landlord may reasonably request. Any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord's interest or holder of any mortgage upon Landlord's interest in the Building.

                                      21-

                  18.15 Waiver. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises.

                  18.16 Hazardous Materials. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any "Hazardous Material" (as defined below) upon or about the Building, or permit Tenant's employees, agents, contractors, invitees and other occupants of the Premises to engage in such activities upon or about the Building. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in the business or activity expressly permitted to be undertaken in the Premises under this Lease, provided: (a) Tenant gives Landlord written notice of the types of all such substances, including the use and location intended for such types of substances, (b) Landlord may from time to time inspect the use and storage of such items, (c) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant's business therein, strictly in accordance with applicable Law, highest prevailing standards, and the manufacturers' instructions therefor, (d) such substances shall not be disposed of, released or discharged in the Building, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (e) if any applicable Law or Landlord's trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant's expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), (f) any remaining such substances shall be completely, properly and lawfully removed by Tenant from the Building upon expiration or earlier termination of this Lease, and (g) for purposes of removal and disposal of any such substances, Tenant shall be named as the owner and generator, obtain a waste generator identification number, and execute all permit applications, manifests, waste characterization documents and any other required forms.

         The parties hereto have executed this Lease as of the date first set forth above.

         LANDLORD:       COUNTY SUPERVISORS ASSOCIATION OF
                         CALIFORNIA, dba CSAC

                         By /s/ STEVE O'BRIEN
                            ---------------------------
                         Its Controller

                                      22-

         TENANT:         PYRAMID BREWERIES, INC., a Washington
                         corporation

                         By /s/ NICK WALPERT
                            ---------------------------
                         Its Vice-President - Alehouses

                                      23-

                                    EXHIBIT A

                            LEGAL DESCRIPTION OF LAND

                           [ATTACH LEGAL DESCRIPTION]

                                       1-

                                    EXHIBIT B

                                    SITE PLAN

                            [ATTACH PREMISES SKETCH]

                                     -B-1-

                               EXHIBIT C to LEASE

                    TENANT IMPROVEMENTS/WORKLETTER AGREEMENT

         1. Landlord's Work: Landlord shall deliver the Premises to Tenant with the following work completed at Landlord's ("Landlord's Work"):

                  1.1 The minimum requirements as outlined in Tenant's letter dated December 18, 2001 and incorporated herein as Exhibit C-1.

                  1.2 All seismic upgrades and improvements required by applicable governing authorities as necessary to bring the Building into compliance with all applicable laws and codes (regardless of whether any of such upgrades or improvements are made necessary as a result of Tenant's proposed use or improvement of the Premises);

                  1.3 Demolition of all interior walls in the Premises and delivery of the Premises to Tenant in broom-clean condition; and

                  1.4 The removal of all Hazardous Material from the Premises, including without limitation any asbestos or asbestos containing materials.

                  Landlord warrants that all items of Landlord's Work shall be in good and working condition until ninety (90) days after Tenant's opening for business or provide to Tenant any warranty provided by installer or manufacturer which may extend beyond that period of time. All other aspects of the Premises shall be delivered to the Tenant in "As Is" condition.

         2.       Tenant's Construction.

                  2.1. Tenant's Plans. Tenant shall provide Landlord with a general space plan from a licensed architect, showing Tenant's proposed layout for the Premises. Within fifteen (15) days after receipt thereof, Landlord shall approve said plan or inform Tenant of its objections thereto, not to be unreasonably withheld. Tenant shall not perform any construction and/or alterations to the Premises without Landlord's prior written approval of Tenant's plans and specifications.

                  2.2 Tenant's Work. Tenant shall furnish all labor and materials to construct and complete in good, expeditious and workman like manner, and accordance with the applicable building codes, the work described in the Construction Documents.

         3.       Tenant's Improvement Allowance.

                  3.1 Tenant's Improvements. Landlord agrees to provide Tenant the sum of Eight Hundred Thousand and no/100 Dollars ($800,000.00) to be applied toward the cost of construction of the Tenant Improvements over and above the Improvements to be made to Premises per the minimum requirements of Exhibit C-1, plus Landlord shall pay for any sewage

                                     -C-1-
connection fees and provide grease trap as required.

                  3.2 Mechanics' Liens. Tenant agrees to hold Landlord harmless for any and all claims form any and all contractors, subcontractors or any other entity that Tenant may contract for the completion of Tenants improvements. After final payment, Tenant shall provide Landlord with mechanics' lien releases from all contractors, subcontractors or any other entity which Tenant may contract for the completion of Tenants improvements where applicable project and shall provide Landlord with a copy of the Certificate of Occupancy for the Premises and a recorded Notice of Completion.

                  3.3 Disbursement Of Lessee Improvement Allowance. So long as there is no event of default, and no condition or event which, with notice or passage of time shall constitute an event of default, Landlord shall make disbursement of Landlord's agreed upon allowance to Tenant, but no more frequently than one time each calendar month, by presentment to Landlord of the following:

                           (a)      a request for disbursement which sets forth
details concerning the completion of Tenant's Improvements, including without limitation, the work performed or materials delivered since the last disbursement, the amounts paid by Tenant and the amounts then due and unpaid on account of such work, and amounts necessary to complete such work, together with;

                           (b)      such information and documents reasonably
required by Landlord to verify the level of improvements, including, without limitation, conditional lien releases from subcontractors and suppliers for the draw then being requested, and unconditional lien releases from subcontractors and suppliers for the immediately preceding draw request.

         The parties shall agree on a form of draw request (which describes on its face the documentation to be attached hereto). Landlord shall fund Tenant's request for a draw as soon as reasonably possible, subject to the constraints of its Project financing, but no later than fifteen (15) days after request therefor (which request is properly documented in accordance the terms hereof). Landlord shall have the right at all times to inspect the Premises and to contact Tenant's contractors and subcontractors to verify the level of improvements which have been completed and the payment of work therefor.

         4. Completion; Delivery. Landlord shall substantially complete Landlord's Work and deliver the Premises to Tenant on or before the required Premises delivery date set forth in the Lease. Landlord shall give Tenant ten
(10) business days' notice prior to such delivery. As used herein, "substantial completion" shall mean completion of Landlord's Work except for minor "punchlist" items that can be completed without material interference with the Tenant Improvements, but which in any event must be completed prior to the Commencement Date. Upon delivery of the Premises to Tenant with Landlord's Work substantially complete, Landlord's and Tenant's representatives will jointly inspect the condition of the Premises and prepare a punchlist of work remaining to be done to render the Premises suitable for delivery to Tenant in the condition required by this Lease, and Landlord shall diligently and at its sole expense accomplish any such remaining punchlist items.

                                     -C-2-

         5. Construction Work and Costs. Tenant shall complete the Tenant Improvements at Tenant's sole risk, cost and expense (subject, however to Landlord's reimbursement obligations set forth above). Construction shall be performed in a good and workmanlike manner and in compliance with all applicable rules, laws, codes and regulations. Landlord shall provide at its cost adequate power and water to Tenant's contractors at all times during construction of the Improvements.

         6. Tenant's Access During Construction. Tenant or its representatives may enter upon the Premises during construction of Landlord's Work and Tenant's Work for purposes of conducting all such activities as are necessary, appropriate or desirable with respect to completing the Tenant Improvements. All terms and conditions of this Lease shall be in full force and effect upon the date possession is given to Tenant, except as to Term and Rent Commencement, which shall be as set forth elsewhere in the Lease.

                                     -C-3-